                                                                       Exhibit 5

OLSHAN

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

                                                               Park Avenue Tower
                                                             65 East 55th Street
                                                        New York, New York 10022
                                                        Telephone: 212-4512-3000
                                                         Facsimile: 212-451-2222

July 21, 2005

CepTor Corporation
200 International Circle
Suite 2100
Hunt Valley, Maryland 21030

Gentlemen:

We have acted as counsel to CepTor Corporation, a Delaware corporation (the
"Company"), in connection with its registration statement on Form SB-2, as amended by Pre-Effective Amendment No.1 (the "Registration Statement"), being filed with the Securities and Exchange Commission under the Securities Act of
1933 (the "Act") for the registration for resale by the selling shareholders listed therein (the "Selling Shareholders") of 14,301,428 shares of the
Company's common stock par value $0.0001 per share (the "Shares").

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of (i) the Company's Certificate of Incorporation and
By-laws, each as amended to date, and (ii) resolutions adopted by the Company's
Board of Directors authorizing the issuance of the Shares. We have also reviewed such other matters of law and examined and relied upon such corporate documents, certificates, agreements, instruments and records, as we have deemed necessary for the purpose of expressing an opinion as set forth below. Our opinion with respect to the valid issuance of an aggregate of 14,301,428 Shares owned by the
Selling Shareholders which are being registered by the Company pursuant to the
Registration Statement is made solely in reliance on the Company's and its transfer agent's records. In our examinations we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference made to our firm under the caption "Legal
Matters" in the prospectus which accompanies the Registration Statement.

We advise you that this firm and a member of this firm would be deemed the beneficial owner of shares of the Company and such member is also trustee of certain trusts that are beneficial owners of shares of the Company.

                              Very truly yours,

                              /s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP
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                              Olshan Grundman Frome Rosenzweig & Wolosky LLP